Exhibit 99.1
April 3, 2006
Media Contact: Faye I. Andersen
775-834-4822

For Immediate Release
Sierra Pacific Files for Rate Change
With California Public Utilities Commission
Rising Energy Costs Fuel Increase
Sierra Pacific Power Company filed today with the California Public Utilities Commission (CPUC) to recover $11.2 million in costs for fuel and power purchased for its California electric customers. The request is a dollar-for-dollar pass through to customers and does not result in a profit to the company.
The filing was made under the CPUC’s Energy Cost Adjustment Clause, which allows utilities to annually recover additional costs of energy such as fuel and power purchased on behalf of its customers, with no mark-up by the utility. The filing is made when the utility must purchase energy that costs significantly more than it charges customers and now needs to adjust rates to recover the costs that are not included in current rates. When energy costs are lower than the company charges its customers, the company requests to lower rates. The last time Sierra Pacific requested to recover additional energy costs was two years ago.
“Wholesale energy prices have been high for the past year, resulting in our request to increase rates to cover these costs,” said Mary Simmons, vice president of external affairs for Sierra Pacific. “Energy markets have remained volatile, increasing nearly three-fold at times over the past two years.”
The company’s request represents a 17.5% overall increase in electric rates, or a 17.2% increase for residential customers. If approved, the typical residential customer using 650 kilowatt hours of electricity would see a $13.09 rise in their monthly bills from $76.28 to $89.37
The CPUC is expected to conduct hearings into Sierra Pacific’s request, and a decision could be made by fall 2006.
Approximately 80 percent of Sierra Pacific’s 46,000 California customers reside in the Lake Tahoe Basin. The company’s California service area extends from Portola in the north to Markleeville and Topaz Lake to Coleville in the south. Sierra Pacific has approximately 275,000 customers in northern Nevada.
Sierra Pacific Files for Rate Change – add 1
Sierra Pacific Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), is the electric utility serving most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Sierra Pacific Resources is also the holding company for Nevada Power Company, serving most of southern Nevada, and Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.